UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2024

Alector, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38792	82-2933343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd. Suite 600
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 231-5660

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2024, Alector, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co. (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 10,869,566 shares of the Company’s common stock, par value $0.0001 per share, at a price per share of $6.57 to be paid by the Underwriter (the “Underwritten Shares”). The Company also granted the Underwriter an option exercisable for 30 days from the date of the Underwriting Agreement to purchase up to an additional 1,630,434 shares of common stock (together with the Underwritten Shares, the “Shares”). All of the Shares in the Offering are being sold by the Company.

The gross proceeds from the Offering are expected to be approximately $75 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming no exercise of the Underwriter’s option to purchase additional shares. The Offering is expected to close on January 19, 2024, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-270126) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on May 1, 2023, and a related prospectus and prospectus supplement, each as filed with the Commission.

The above summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation relating to the shares of common stock being offered pursuant to the Underwriting Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

A copy of the press release announcing the pricing of the Offering is attached to this Current Report on Form 8-K as Exhibit 99.1.

Forward-Looking Statements

Certain of the statements made in this report are forward looking, such as those, among others, relating to the Company’s expectations regarding the timing and completion of the Offering and expected gross proceeds from the Offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the Offering on the anticipated terms or at all, market conditions, and the satisfaction of customary closing conditions related to the Offering. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” in the Company’s filings with the Commission, including the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents the Company files with the Commission from time to time. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 17, 2024, by and between Alector, Inc. and Cantor Fitzgerald & Co.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with the opinion filed as Exhibit 5.1)

99.1	Press Release, dated January 17, 2024

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALECTOR, INC.

Date: January 19, 2024	By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D. Co-founder and Chief Executive Officer